Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Amendment No. 1) and related Prospectus of IVERIC bio, Inc. (formerly Ophthotech Corporation) for the registration of its common stock and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of IVERIC bio, Inc., and the effectiveness of internal control over financial reporting of IVERIC bio, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
April 23, 2019